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                                                                       EXHIBIT 9


                                VOTING AGREEMENT


         THIS VOTING AGREEMENT, dated as of __________, 1998, ("Agreement") is made by and among INTREPID CAPITAL CORPORATION, a Delaware corporation ("Corporation"), certain STOCKHOLDERS of Enviroq Corporation, a Delaware Corporation ("Enviroq") set forth on Schedule A hereto ("Principal Enviroq Stockholders") and certain SHAREHOLDERS of Institutional Asset Management, Inc., a Florida Corporation ("IAM") and Capital Research Corporation, a Florida Corporation ("CRC") set forth on Schedule B hereto ("Principal IAM/CRC Shareholders").


                                R E C I T A L S :

         WHEREAS, this Agreement is being delivered pursuant to Sections 8.8,
9.9 and 10.9 of that certain Agreement and Plan of Reorganization, dated as of April 22, 1998, among Enviroq, CRC, IAM and certain other entities ("Merger Agreement");

         WHEREAS, this Agreement is being executed and delivered by the Principal Enviroq Stockholders and the Principal IAM/CRC Shareholders prior to the Effective Time (as that term is defined in the Merger Agreement) and shall govern the actions of such parties in their capacity as stockholders of the Corporation after the Effective Time;

         WHEREAS, prior to the Effective Time, the Principal Enviroq Stockholders own an aggregate of 552,875 shares of common stock, par value $0.01 per share, of Enviroq ("Enviroq Common Stock"), representing approximately 54.77% of the issued and outstanding Enviroq Common Stock;

         WHEREAS, prior to the Effective Time, the Principal IAM/CRC Shareholders own an aggregate of 500 shares of common stock, par value $0.01, of IAM ("IAM Common Stock"), representing all of the issued and outstanding IAM Common Stock and 500 shares of common stock, par value $25.00 per share, of CRC ("CRC Common Stock"), representing all of the issued and outstanding CRC Common Stock;

         WHEREAS, subject to the terms and conditions of the Merger Agreement, upon completion of and by virtue of the Redemption and the Mergers (as these terms are defined in the Merger Agreement), the Enviroq Principal Stockholders will receive a certain amount of cash (as a result of the Redemption or the Mergers, in the event such stockholder chooses not to participate in the Redemption) and 552,875 shares of the common stock, par value $0.01 per share, of the Corporation ("Stock"), in consideration for their shares of Enviroq Stock; the 500 shares of IAM Common Stock owned by the IAM/CRC Principal Shareholders will be converted into 603,074 shares of Stock; and the 500 shares of CRC Common Stock owned by the Principal IAM/CRC Shareholders will be converted into 603,074 shares of Stock.

         WHEREAS, the parties hereto desire to provide for certain transfer restrictions and voting agreements among the stockholders of the Corporation who are parties hereto and to provide for certain other rights to such stockholders;

         NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and other good and valuable consideration, the parties hereto hereby agree as follows:

         Section A. DEFINITIONS; CONSTRUCTION: For purposes of this Agreement, the following terms shall have the following meanings:

                  A. "Affiliate" shall mean, with respect to a Person, any Person which controls, is controlled by or is under common control with such Person and any officer, director, shareholder or employee of such Person and any member of the Immediate Family of any natural person.

                  B. "Board" shall mean the Board of directors of the Corporation.

                  C. "Director" shall mean a member of the Board.


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                  D. "Corporation" shall mean Freedom Capital Corporation, a corporation organized and existing under the laws of Delaware, and any corporation that shall succeed to the business and assets of the Corporation in a transaction (such as a merger, consolidation, or reorganization) in which the Stock of the Corporation is converted into capital stock of such successor corporation.

                  E. "Immediate Family" shall mean, with respect to any natural person, such natural person's spouse, lineal descendants, grandparent or grandparents, parent or parents, brother or brothers, and sister or sisters, in every case including, as appropriate, adoptive relationships.

                  F. "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or association, a limited liability company, a limited liability partnership, or a government entity (or any department, agency, or political subdivision thereof);

                  G. "Principal Enviroq Stockholders" means those stockholders set forth on Schedule A hereto and any Person who hereafter acquires Stock from a Principal Enviroq Stockholder and becomes a party hereto;

                  H. "Principal IAM/CRC Shareholders" means those stockholders set forth on Schedule B hereto and any Person who hereafter acquires Stock from a Principal IAM/CRC Shareholder and becomes a party hereto;

                  I. "Stock" shall mean the authorized shares of the Corporation's common stock, par value $0.01 per share, and any other authorized shares of capital stock of the Corporation (of whatever kind, class or designation), whether now or hereafter authorized, if such shares generally have the right to elect Directors.

                  J. "Stockholder" shall mean the any of the Principal Enviroq Stockholders, any of the Principal IAM/CRC Shareholders or any Person who hereafter acquires Stock and becomes a party hereto; and the term "Stockholders" refers collectively to those Persons who, as of any particular time, constitute all the holders of Stock who are then parties to this Agreement.

Throughout this Agreement, the words "own", "owns" or "ownership" shall include the ownership of all shares by such Person, whether beneficially, as defined in Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended, or of record.

         Section 2. GENERAL PROHIBITION AGAINST TRANSFERS. No Stockholder shall sell, assign, pledge, dispose of, hypothecate, or otherwise transfer (whether by operation of law or otherwise), or encumber any interest in its Stock ("Proposed Transfer"), except in accordance with the terms of this Agreement.

         Section 3. PERMITTED TRANSFERS. No Stockholder shall consummate any Proposed Transfer, and no Proposed Transfer shall be deemed effective, unless and until either (I) with respect to any transfer to a Person that is not an Affiliate of the Stockholder, the Stockholder shall have provided notice to the Corporation of the nature of the Proposed Transfer, the name of the Person that is to be the proposed transferee with respect to such Proposed Transfer and a statement to the effect that such Person is not an Affiliate of such Stockholder or (ii) with respect to any Proposed Transfer by operation of law or Proposed Transfer to an Affiliate of a Stockholder, the Person that is to be the proposed transferee with respect to the Proposed Transfer shall become a party to this Agreement, as such may be amended from time to time, by executing a counterpart of this Agreement in respect of the Stockholder's Stock to be transferred pursuant to such Proposed Transfer.

         Section 4. BOARD COMPOSITION; ELECTION OF DIRECTORS.

                  (a) As soon as practicable after the Mergers, the Stockholders shall take all such actions with respect to the voting of their shares of Stock to cause there to be elected as Directors the seven persons named in Section 2.6 of the Merger Agreement and to establish the maximum number of Directors at seven persons.

                  (b) After the election of the initial Board, during any period where the Stockholders own fifty percent (50%) or more of the issued and outstanding shares of Stock, the Stockholders shall take all such actions with respect to the voting of their shares of Stock to keep the maximum number of Directors at seven persons and,

                           (i) in the case where the Principal IAM/CRC
                  Shareholders own the same or greater number of shares of Stock in comparison to that owned by the Principal Enviroq Stockholders, to cause there to be on the Board at least four persons designated as Directors by the Principal IAM/CRC Shareholders and one person designated as a Director for each ten percent (10%) or fraction thereof

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                  of the total issued and outstanding shares of Stock that is owned as a group by the Principal Enviroq Stockholders (that is, three Directors if the Principal Enviroq Stockholders own over 20% of the issued and outstanding shares of Stock; two Directors if they own over 10% but not more than 20% of the shares of Stock; and one Director if they own 10% or less of the shares of Stock); provided, however, (A) if the Principal Enviroq Stockholders as group are entitled to designate fewer than three Directors, then the Principal IAM/CRC Shareholders shall be entitled to designate additional Directors until such point as the total number of Directors to be designated by this provision equals seven and (B) the maximum number of Directors that the Principal Enviroq Stockholders shall be entitled to designate pursuant to this Section 4(b)(I) is three; or

                           (ii) in the case where the Principal Enviroq
                  Stockholders own a greater number of shares of Stock than the Principal IAM/CRC Shareholders, to cause there to be on the Board four persons designated as Directors by the Principal Enviroq Stockholders and one person designated as a Director for each ten percent (10%) or fraction thereof of the total issued and outstanding shares of Stock that is owned as a group by the Principal IAM/CRC Shareholders (that is, three Directors if the Principal IAM/CRC Shareholders own over 20% of the issued and outstanding shares of Stock; two Directors if they own over 10% but not more than 20% of the shares of Stock; and one Director if they own 10% or less of the shares of Stock); provided, however, (A) if the Principal IAM/CRC Shareholders as a group are entitled to designate fewer than three Directors, then the Principal Enviroq Stockholders shall be entitled to designate additional Directors until such point as the total number of Directors to be designated by this provision equals seven and (B) the maximum number of Directors that the Principal IAM/CRC Shareholders shall be entitled to designate pursuant to this Section 4(b)(ii) is three.

                  (c) After the election of the initial Board, during any period where the Stockholders own less than fifty percent (50%) of the issued and outstanding shares of Stock, the Stockholders shall take all such actions with respect to the voting of their shares of Stock:

                           (i) in the case where the Principal IAM/CRC
                  Shareholders own the same or greater number of shares of Stock in comparison to that owned by the Principal Enviroq Stockholders, to cause there to be on the Board at least that number of persons designated as Directors by the Principal IAM/CRC Shareholders which constitutes a majority of the Board ("IAM Majority");

                                    provided, however, (A) if the Stockholders
                  do not have sufficient votes to cause there to be on the Board an IAM Majority, then the Stockholders shall use their best efforts to designate and elect the maximum possible number of Directors (that is, without increasing the number of Director seats then authorized by the Corporation's constituent documents), all of whom shall be designated by the Principal IAM/CRC Shareholders; (B) in the event that the Stockholders have a sufficient number of shares of Stock to cause there to be on the Board an IAM Majority, then the Stockholders shall use their best efforts to cause there to be on the Board a maximum number of additional Directors (that is, without increasing the number of Director seats then authorized by the Corporation's constituent documents), who are to be designated by the Principal Enviroq Stockholders and/or the Principal IAM/CRC Shareholders, as the case may be, so that the total number of Directors designated by the Stockholders is proportional to number of shares of Stock owned by the Principal Enviroq Stockholders in comparison to the number of shares of Stock owned by the Principal IAM/CRC Shareholders;
                  (C) in the event that proviso (B) of this Section 4(c)(I) is applicable and subject to proviso (E) of this Section 4(c)(I), the Principal Enviroq Stockholders shall be entitled to designate at least one Director; (D) subject to proviso (E) of this Section (4)(c)(I), when determining the number of Directors to be designated by the Principal Enviroq Stockholders pursuant to proviso (B) of this Section 4(c)(I), such number shall be rounded up to the next higher number if the proportional analysis would result in the Principal Enviroq Stockholders being entitled to designate a fractional directorship; and (E) neither proviso (C) nor (D) of this
                  Section 4(c)(I) shall be interpreted to permit the Principal Enviroq Stockholders to designate additional Directors if there would no longer be an IAM Majority on the Board as a result of such action; or

                           (ii) in the case where the Principal Enviroq
                  Stockholders own a greater number of shares of Stock than the principal IAM/CRC Shareholders, to cause there to be on the Board at least that number of persons designated as Directors by the Principal Enviroq Stockholders which constitutes a majority of the Board ("Enviroq Majority");


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                                    provided, however, (A) if the Stockholders
                  do not have sufficient votes to cause there to be on the Board an Enviroq Majority, then the Stockholders shall use their best efforts to designate and elect the maximum possible number of Directors (that is, without increasing the number of Director seats then authorized by the Corporation's constituent documents), all of whom shall be designated by the Principal Enviroq Stockholders; (B) in the event that the Stockholders have a sufficient number of shares of Stock to cause there to be on the Board an Enviroq Majority, then the Stockholders shall use their best efforts to cause there to be on the Board a maximum number of additional Directors (that is, without increasing the number of Director seats then authorized by the Corporation's constituent documents), who are to be designated by the Principal Enviroq Stockholders and/or the Principal IAM/CRC Shareholders, as the case may be, so that the total number of Directors designated by the Stockholders is proportional to number of shares of Stock owned by the Principal IAM/CRC Shareholders in comparison to the number of shares of Stock owned by the Principal Enviroq Stockholders; (C) in the event that proviso (B) of this
                  Section 4(c)(ii) is applicable and subject to proviso (E) of this Section 4(c)(ii), the Principal IAM/CRC Shareholders shall be entitled to designate at least one Director; (D) subject to proviso (E) of this Section 4(c)(ii), when determining the number of Directors to be designated by the Principal IAM/CRC Shareholders pursuant to proviso (B) of this
                  Section 4(c)(ii), such number shall be rounded up to the next higher number if the proportional analysis would result in the Principal IAM/CRC Shareholders being entitled to designate a fractional directorship; and (E) neither proviso (C) nor (D) of this Section 4(c)(ii) shall be interpreted to permit the Principal IAM/CRC Shareholders to designate additional Directors if there would no longer be an Enviroq Majority on the Board as a result of such action.

         Section 5. NOTIFICATION OF DESIGNEES; DIRECTOR RESIGNATION, ETC.;
                    FURTHER ACTIONS.

                  (a) A letter executed by the holder(s) of a majority of the shares of Stock owned by the Principal Enviroq Stockholders and delivered to the Principal IAM/CRC Shareholders at the address (as may be amended from time to time) and in the manner set forth in Section 11 hereof shall be deemed to give notice as to the Principal Enviroq Stockholders' preferred Board designees and other matters.

                  (b) A letter executed by the holder(s) of a majority of the shares of Stock owned by the Principal IAM/CRC Shareholders and delivered to the Principal Enviroq Stockholders at the address (as may be amended from time to time) and in the manner set forth in Section 11 hereof shall be deemed to give notice as to the Principal IAM/CRC Shareholders' preferred Board designees and other matters.

                  (c) In the event that a Director resigns, dies or otherwise ceases to be a Director before the expiration of such Director's term as a Director, the group which was entitled to designate such Director (either the Principal IAM/CRC Shareholders or the Principal Enviroq Stockholders, as the case may be) shall be entitled to designate the person to replace such Director for the remainder of his or her unexpired term. In the event that Directors shall be entitled to fill a vacancy on the Board, the Stockholders agree to cause their respective representative Directors to vote to fill such vacancy in accordance with the immediately preceding sentence.

                  (d) The Stockholders agree to work together and take all actions necessary or advisable to carry out the intent of this Agreement and to give maximum effect to the provisions hereof, including, without limitation, the calling of special meetings of the stockholders of the Corporation and the amendment of the constituent documents of the Corporation, as may be necessary or advisable.

                  (e) Whenever there is a change in ownership of the shares of Stock owned by either the Principal IAM/CRC Shareholders or the Principal Enviroq Stockholders or other event (such as the issuance of additional shares of Stock which has a dilutive effect on some of the Stockholders), the effect of which would result in a change in the number of the Directors that the Principal IAM/CRC Shareholders and the Principal Enviroq Stockholders, respectively, are entitled to designate pursuant to Section 3 hereof, it shall be incumbent on the adversely affected party to notify the other party, as set forth in Section 5(a) or 5(b), of the action it requests, and, as soon as practicable after such notification, the Stockholders shall take all such actions necessary or advisable to adjust the respective number of Directors designated by each party in accordance with Section 3 hereof.

         Section 6. TERMINATION. This Agreement shall terminate upon the occurrence of any of the following events:

                  (a) the Corporation shall have (I) applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its assets;
(ii) made


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a general assignment for the benefit of its creditors, (iii) commenced a voluntary case under the Federal Bankruptcy Code of 1978 ("Code"); (iv) filed a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts,
(v) failed to controvert within 60 days or in a timely and appropriate manner, or acquiesced in writing to, any petition filed against it in an involuntary case under the Code, or (vi) taken any corporate action for the purpose of effecting the foregoing;

                  (b) the written consent of all the Stockholders.

                  (c) the Stockholders own less than twenty percent (20%) of the issued and outstanding shares of Stock.

                  (d) either the Principal Enviroq Stockholders or the Principal IAM/CRC Shareholders own less than ten percent (10%) of the issued and outstanding shares of Stock.

                  (e) the date that is twenty-one years after the date of death of any natural Person who is a party to this Agreement on the date first written above.

Upon the termination of this Agreement, each Stockholder may surrender to the Corporation the certificates representing its Stock, and the Corporation shall issue to it in lieu thereof new certificates for an equal number of shares without the endorsement set forth in Section 10 hereof.

         Section 7. CORPORATION ACTIONS. The Corporation agrees that it will not make any transfer of shares of Stock on the Corporation's stock transfer books except in accordance with, and otherwise will not take any action with respect to the issuance of certificates representing shares of Stock to any proposed transferee that violates, the terms of this Agreement. The Corporation agrees to so instruct its transfer agent as to the requirements of this provision and to issue shares of Stock with the legend set forth in Section 11 hereof, as appropriate.

         Section 8. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns, heirs and legal representatives.

         Section 9. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to application of the conflicts of laws principles of such jurisdiction. The respective obligations of the parties hereunder shall be subject to compliance with all applicable laws and regulations including, without limitation, the DGCL.

         Section 10. COUNTERPARTS. This Agreement may be executed in any number of counterparts all of which together shall constitute one Agreement.

         Section 11. LEGENDS. Each certificate representing shares of Stock shall have, in addition to any other legends which may be required or appropriate, endorsed thereon legends in substantially the following forms:

                  "These securities are subject to the provisions of that certain Voting Agreement among the corporation, the holder named on this certificate and certain other stockholders of the corporation, as the same shall be amended from time to time, and no transfer hereof may be made in violation thereof. A copy of said Agreement is available for inspection at the offices of the corporation."

         Section 12. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                  (a)       If to the Corporation:

                            c/o Enviroq Corporation
                            3918 Montclair Road, Suite 206
                            Post Office Box 130062
                            Birmingham, Alabama 35213
                            Attention: William J. Long
                            Telephone: (205) 870-0588


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                            Facsimile: (205)870-0576

                            with a copy to:

                            Bradley Arant Rose & White LLP
                            2001 Park Place, Suite 1400
                            Birmingham, Alabama 35203-2736
                            Attention:  John K. Molen, Esq.
                            Telephone (205) 521-8238
                            Facsimile (205) 521-8800

                  (b)       If to the Principal IAM/CRC Shareholders:

                            50 North Laura Street, Suite 3550
                            Jacksonville, Florida  32202
                            Attention:  Forrest Travis
                            Telephone (904) 350-9999
                            Facsimile (904) 355-1745

                            with a copy to:

                            Rogers & Hardin LLP
                            2700 International Tower
                            229 Peachtree Street, N.E.
                            Atlanta, Georgia  30303
                            Attention:  Steven E. Fox, Esq.
                            Telephone (404) 420-4603
                            Facsimile (404) 525-2224

                  (c)       If to the Principal Enviroq Stockholders:

                            c/o Enviroq Corporation
                            3918 Montclair Road, Suite 206
                            Post Office Box 130062
                            Birmingham, Alabama 35213
                            Attention: William J. Long
                            Telephone: (205) 870-0588
                            Facsimile: (205)870-0576

                            with a copy to:

                            Bradley Arant Rose & White LLP
                            2001 Park Place, Suite 1400
                            Birmingham, Alabama 35203-2736
                            Attn:  John K. Molen, Esq.
                            Telephone (205) 521-8238
                            Facsimile (205) 521-8800

         Section 13. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         Section 14. AMENDMENT. This Agreement may be amended from time to time in writing by the consent of all parties to this Agreement at the time of such amendment. This Agreement will be deemed to be amended each and every time a new Person (that is, other than the original Stockholders party to this Agreement as of the date first written above) becomes a party to this Agreement by executing and delivering a counterpart copy of this Agreement (as may be amended from time to time).

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


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                                 INTREPID CAPITAL CORPORATION


                     By:/s/
                        -------------------------------------------------
                     Name:
                           ----------------------------------------------
                     Title:
                           ----------------------------------------------


                                        WILLIAM J. LONG

                      ---------------------------------------------------


                                 MARINELLI SECURITIES ASSOCIATES


                     By:/s/
                        -------------------------------------------------

                     Name:
                          -----------------------------------------------

                     Title:
                           ----------------------------------------------



                                           FORREST TRAVIS

                      ---------------------------------------------------


                                           MARK F. TRAVIS

                      ---------------------------------------------------

                                   SCHEDULE A


                                 William J. Long

                         Marinelli Securities Associates

                                   SCHEDULE B


                                 Forrest Travis

                                 Mark F. Travis